Exhibit 5.1

Scotia Centre P.O. Box 884 GT Grand Cayman, Cayman Islands Tel: (345) 949-2648 Fax: (345) 949-8613 www.campbells.com.ky
E-mail: campbells@campbells.com.ky

Our Ref:	BJC/kr/12408
Direct E-mail:	bcarr@campbells.com.ky

27th September 2005

e-Future Information Technology Inc.

Block A, Building No. 10

No. 1 Disheng North Street, BDA

Beijing 100176, People’s Republic of China

Dear Sir:

We are Cayman Islands counsel for e-Future Information Technology, Inc., a Cayman Island corporation (the “Company”), in connection with the registration of up to 1,500,000 shares of the Company’s ordinary shares offered for sale under the Securities Act of 1933, as amended, through a Registration Statement on Form F-1 (“Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

a)	Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the 20th day of August 2005 (the “Shareholders Resolution”).

b)	A copy of the minutes containing the written deliberations and resolutions of the Board of Directors of the Company dated the 16th day of August 2005.

c)	A copy of the Shareholders Resolution.

d)	The Registration Statement and the Preliminary Prospectus contained within the Registration Statement as filed with the Commission on June 21, 2005 and as amended by Amendments No. 1 and No. 2 also filed with the Commission.

e)	The other exhibits to the Registration Statement.

f)	Register of Members of the Company certified to be a true copy on behalf of Offshore Incorporations (Cayman) Limited, which provides the registered office of the Company, on the 10th day of August, 2005.

g)	Register of Directors of the Company certified to be a true copy on behalf of Offshore Incorporations (Cayman) Limited, which provides the registered office of the Company, on the 10th day of August, 2005.

h)	Certificate of Good Standing for the Company issued on the 10th day of August, 2005.

i)	Copy of a Certificate of a director of the Company dated 6th September 2005, a copy of which is attached hereto.

j)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America generally and the Commonwealth of Virginia specifically and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct;

(c)

that, in accordance with all applicable laws and each parties’ constitutional documents, save for the Company under Cayman Islands law, the Documents have been or will be validly authorised, approved, executed and delivered by the respective parties thereto and such execution and

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delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the respective parties thereto in accordance with their terms;

(d)	that the respective choices of governing law of the Documents have been made in good faith, are bona fide, legal and genuine choices, are not contrary to public policy and are not designed to evade the provisions of the laws of another jurisdiction;

(e)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(f)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents;

(g)	that the Company will be able to pay its debts as they fall due immediately following the issue of the ordinary shares in accordance with the terms of the offering described in the Registration Document, that the Company entered into or will enter into the transactions contemplated by the Documents for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference and that such transactions are in the commercial interest of the Company and that the directors of the Company have acted bona fide in the best interest of the Company in connection with the transactions contemplated by the Documents.

Based upon the foregoing and in reliance thereon, it is our opinion that the ordinary shares of the Company will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be fully and validly authorized, legally issued, fully paid and nonassessable.

The foregoing opinion is subject to the following reservations and qualifications:-

1.	Until the name of any holder of the ordinary shares of the Company is entered into the Register of Members of the Company, such person or entity may not be entitled to the benefits of ownership of those shares as set out in the articles of association of the Company, as the Company’s articles of association and the Companies Law (as Revised) provides that only those persons who’s names are entered on the Register of Members shall be deemed to be members of the Company.

2.	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands, (e.g., for the purposes of enforcement or obtaining payment) stamp duty may be payable.

3.

The Courts of the Cayman Islands will use their discretion in determining whether or not to exercise jurisdiction over any particular matter brought before them having regard to all the circumstances prevailing at the time and, may, whenever it is necessary to prevent injustice, stay

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or strike out an action or other proceedings or restrain the institution or continuance of proceedings in foreign courts or the enforcement of foreign judgments.

4.	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

5.	The mode of service of process in respect of any Cayman Islands proceedings should conform with the local court rules (which require personal service) and, consequently, reliance should not be placed upon any contractual provision purporting to enable service of process by any other method e.g. registered or certified mail.

6.	The terms of an agreement under hand may be varied by oral or written agreement of, or the conduct of, the parties.

7.	Depending on the nature of the illegality, invalidity or unenforceability in question, a provision providing for the severability of a provision held to be void, illegal or unenforceable might not be effective.

8.	Provisions providing that calculations, certifications, determinations, notifications and opinions of one party are to be conclusive and binding will not be effective in certain circumstances (for example, if they could be shown to have been made on an arbitrary or unreasonable basis or in the event of manifest error) and will not, in any event, necessarily prevent judicial enquiry into the merits or any claim by any other party.

9.	The Courts of the Cayman Islands may refuse to give effect to a provision in respect of the costs of unsuccessful litigation brought before the Courts of the Cayman Islands or where a Court of the Cayman Islands has itself made an order for costs.

10.	The effectiveness of provisions exculpating a party from a liability or a duty otherwise owed may be limited by law and any provisions of the Documents limiting or excluding the parties’ liability for acts or omissions may be subject to review by the Court.

11.	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof.

Yours faithfully,

CAMPBELLS